SECURITY AGREEMENT

(PFI General — Intellectual Property Collateral)

THIS SECURITY AGREEMENT (“this Agreement” or “Security Agreement”) is entered into on November 15, 2017 (“Effective Date”) by and between MagneGas Corporation, a Delaware corporation (“Debtor”), as borrower and debtor, with and for the benefit of Point Financial, Inc., an Arizona corporation (“Lessor”), its transferees, and assigns, as lessor and secured party. (The Lessor and each subsequent transferee of or of any interest in the Lease Agreement described below, whether taking by endorsement or otherwise, are herein successively called “Secured Party.” Debtor and Secured Party are referenced collectively as the “Parties” and individually as a “Party”.)

RECITALS:

A.	Secured Party has provided financial accommodations to Debtor in the form of a lease of personalty evidenced by that Equipment Lease Agreement of even date herewith (the “Lease Agreement”) by and between Secured Party, as lessor, and Debtor, as lessee. To secure payment of the Lease Agreement and performance of all of Debtor’s promises and undertakings in connection therewith, Debtor has agreed to grant first and prior blanket lien and security interests in favor of Secured Party on all of Debtor’s personal property, whether now owned or hereafter acquired.

B.	To secure the Lease Agreement, among other things Secured Party has required that Debtor enter into this Security Agreement regarding Collateral in the nature of intellectual property, as more fully described herein.

C.	Upon the Effective Date of this Agreement, (i) Debtor will be indebted to Secured Party, (ii) value will have been given to or for the benefit of Debtor under the Lease Agreement, and (iii) Debtor will have rights in the Collateral described below.

NOW, THEREFORE, in consideration of the following mutual agreements and other valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

AGREEMENTS:

1. Certain Defined Terms.

1.1 “Collateral” as defined for purposes of this Agreement collectively includes all items/categories of personal property set forth in paragraph 2 below, including the items more specifically described in the attached Schedule 1 (if any).

1.2 “Obligations” has the meaning set forth in paragraph 4 below.

1.3 References to the “UCC” mean the provisions of the Uniform Commercial Code in effect in Arizona (the “State”).

1.4 Defined or referenced terms which are capitalized and identified by a following asterisk (e.g., Accounts* as first used in Section 2, below) upon their first use herein shall have the respective meanings ascribed in the UCC unless the specific context indicates differently.

1.5 Other defined terms have the respective meanings ascribed in this Agreement, and such terms when defined are indicated by parentheses and bold print (e.g., “Collateral” as defined in Section 1.1, above).

1.6 As used hereinafter, “Debtor” shall mean, severally and collectively, MagneGas Corporation, a Delaware corporation, and each of its subsidiaries, whether now existing or hereafter established, and whether or not that subsidiary has signed a counterpart of this Agreement, and each of its affiliates that has signed a counterpart of this Agreement, whether now existing or hereafter established.

2. Collateral Covered by Agreement. This Security Agreement pertains to the following “COLLATERAL”: (i) Debtor’s interests and rights to (a) all domestic and foreign patents, patent applications, patent rights, patent licenses (including any United States Patent and Trademark Office (“PTO”) application or registration number and file jacket number and assigned date), all related fees, income and royalties, rights to sue for any infringement thereof, and all reissues, divisions, continuations, renewals, extensions and continuations-in-art thereof; (b) all state (common law or otherwise), federal or foreign trademarks, service marks, collective membership marks, slogans, trade names, all applications therefor (excluding however any application to register any such item prior to the filing under applicable law of a verified statement of use or its equivalent for the same, if the creation of a security interest therein would void or invalidate the same), all rights thereto and licenses thereof and all related income and royalties, all whether or not registered (but including any PTO application or registration number and file jacket number and assigned date), and all fees, goodwill of any business associated therewith or symbolized thereby, rights to sue for infringement or unconsented use thereof, and all reissues, extensions and renewals thereof; (c) all registered copyrights and copyright registrations or applications (identified, if possible, by title, author and any United States Copyright Office (“USCO”) registration number and assigned date), all present and future copyrights that are not registered but are entitled to be, any derivative works, all copyrightable or copyrighted materials, works, manuscripts, documents, tapes, disks or discs, storage media, computer programs and source or object codes, Software*, computer databases, flow diagrams, all tangible property evidencing the same; (d) all industrial designs, trade secrets, know-how, technology, information and processes and all other forms of intellectual and industrial property; (e) all Collateral described in the attached Schedule 1; (f) all General Intangibles* in any way related thereto to any of (a), (b) (c); and (e); (ii) all records, writings, papers, and data kept or relating to any part or component of the Collateral, in all forms (written, photographic, microfilm, microfiche, electronic or otherwise, and the computer software and other media, together with its related hardware and equipment, as may be required to utilize, create, maintain, process and retrieve the same); (iii) all accessions, substitutions and additions thereto, and all Supporting Obligations*, cash and non-cash Proceeds* thereof, or royalties therefrom. Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include any United States intent-to-use trademark applications to the extent that the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral. If the Debtor obtains rights in or to any new or subsequent (a) United States copyright registrations or applications therefor, (b) patentable inventions or patent application or patent for any reissue, division or continuation of any patent, (c) trademarks or trademark renewals or extensions of any trademark registration, or (d) other “Collateral” as defined and described herein, after the date of this Agreement, the same shall be included in the Collateral and the provisions of this Agreement will be applicable to the same as after-acquired Collateral. Debtor will provide written notice to Secured Party with respect to any such new or subsequent Collateral within thirty (30) days after Debtor obtains such rights.

3. Grant of Security Interest. For valuable consideration, Debtor grants and collaterally assigns to Secured Party a security interest in the Collateral to secure all Obligations.

4. Obligations Secured. This Security Agreement and the security interests granted hereby secure all of the following: (i) payment of all indebtedness, obligations and liabilities evidenced by or arising under the Lease Agreement and the other “Transaction Documents” (as defined in the Lease Agreement), (ii) performance of all provisions, covenants, terms and conditions under this Agreement or the other Transaction Documents, (iii) all rents, payments, fees, costs and expenses owed under the Lease Agreement, or the Transaction Documents, and (iv) all extensions, renewals, modifications, amendments and replacements of the same (collectively, “Obligations”).

5. Performance under Transaction Documents and Perfection of Security Interest(s).

5.1 Debtor agrees to perform timely and fully all of its Obligations and to keep all promises to and agreements with Secured Party under all of the Transaction Documents.

5.2 Debtor irrevocably authorizes Secured Party to complete, file or record one or more financing statements or amendments thereto or continuations thereof pursuant to the UCC covering all Collateral under this Security Agreement. Debtor also authorizes, and will cooperate with, Secured Party to make any and all filings or recordings with USCO and PTO that Secured Party deems necessary or advisable. Debtor will pay or reimburse the cost of filing the same in all public offices whenever and wherever such filing is deemed necessary by Secured Party. Debtor will cooperate with and reasonably assist Secured Party in obtaining acknowledgments from third parties holding Collateral of Secured Party’s beneficial lien and interest therein. Debtor, upon written request, will promptly furnish any information pertinent thereto to Secured Party.

5.3 Debtor agrees further to take or permits Secured Party to take the following actions with respect to specific Collateral:

5.3.1 Collateral Held by Bailee/Escrow Agents(s). If any Collateral is or comes into the possession of a bailee or escrow agent in excess of $100,000, Debtor will use commercially reasonable efforts to promptly obtain an acknowledgment from the bailee/escrow agent reasonably acceptable to Secured Party that such bailee/escrow agent holds the Collateral for the benefit of Secured Party pursuant to this Agreement and will recognize the security interest of and act upon instructions from Secured Party without further action or consent by Debtor.

5.3.2 Commercial Tort Claim(s). If Debtor now has or at any time acquires or has arise a Commercial Tort Claim* in excess of $100,000 on account of any infringement or unauthorized use of any of the Collateral, Debtor will promptly notify Secured Party of the same, in an authenticated writing reasonably acceptable to Secured Party, setting out the nature of such Claim in sufficient detail to identify the same, and grant to Secured Party in that writing a security interest therein and all Proceeds thereof, incorporating the terms of this Agreement by reference.

5.3.3 Patents and Trademarks. Concurrently herewith Debtor is also executing and delivering to Secured Party a Patent Assignment and a Trademark Assignment pursuant to which Debtor is collaterally assigning to Secured Party any Collateral consisting of patents and patent rights and trademarks, service marks and trademark and service mark rights, together with the goodwill appurtenant thereto.

5.3.4 Other Actions as to Collateral. Debtor agrees with Secured Party to take or permit any other action requested by Secured Party in writing to insure the attachment, perfection and first lien priority status of, and the unhindered ability of Secured Party to enforce the security interests, rights and remedies in any of the Collateral pursuant to this Agreement or applicable law (collectively, “Enforcement”), including (i) completing, executing, delivering and filing where appropriate, financing statements, amendments thereto and continuations thereof to the extent deemed necessary or advisable by Secured Party, (ii) complying in all material respects with any applicable provision of any law, rule, regulation or any treaty of the United States as to any Collateral if such compliance is a condition to Enforcement, (iii) obtaining governmental and other third-party consents and approvals, including that of any licensor, lessor or other person obligated on the Collateral or on account of the Loan, (iv) obtaining waivers from landlords or other secured parties in form reasonably acceptable to Secured Party upon written request from Secured Party, and (v) taking any and all actions required by earlier version of the Uniform Commercial Code or by any other applicable law of the State, any other state, the federal government or any foreign government.

6. Relation to Other Transaction Documents. Nothing in those other Transaction Documents will derogate from or diminish any of the rights and remedies of Secured Party in this Agreement. Any non-cured “Event of Default” under any other Transaction Document will, at Secured Party’s election, constitute an actionable non-cured Event of Default under this Security Agreement.

7. Warranties and Covenants of Debtor. Debtor expressly warrants and covenants:

7.1 Except for Permitted Liens (as that term is defined on Schedule 2 to the Security Agreement (PFI General - All-Inclusive Security Interest Covering Personal Property) executed of even date herewith between Debtor and Secured Party, (the “General Security Agreement”) and except as set forth on Schedule 1 hereof, Debtor owns, or to the extent that this Security Agreement extends to Collateral acquired after the Effective Date will own, or has or will have rights in the Collateral free from any adverse lien, security interest or other encumbrance. Debtor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein.

7.2 The Collateral does not include any Consumer Goods*.

7.3 Debtor’s full and correct legal name is that used in this Agreement. Debtor is organized as a corporation under the laws of the State of Delaware, and if and as a “registered organization*” its registration/identification number is 4074115. Debtor’s current address for notices and principal place of business, or if Debtor has more than one place of business, its chief executive office, is that stated below for Notices. Debtor has the organizational power, authority and legal right to grant all security interests and otherwise enter into and perform under this Agreement and all other Transaction Documents, and has duly authorized the same.

7.4 Debtor will not change its legal name, its place(s) of business, its chief executive office location, its address for notice or its registered organization number without first (i) notifying Secured Party at least fifteen (15) days in advance of any such proposed change, and (ii) confirming any such change upon occurrence by notice to Secured Party. Debtor may not change its type of organization, jurisdiction of organization or organization legal structure unless (a) Debtor has provided at least five (5) days’ prior written notice to Secured Party or (b) such change is in connection with Borrower’s initial public offering of common stock.

7.5 [Reserved]

7.6 Debtor will notify Secured Party of any changes in location of the Collateral, outside the ordinary course of business, within ten (10) days of any such change, and will not sell, lease, license, further encumber, destroy or remove the Collateral, outside the ordinary course of business, without prior notice to and the written consent of Secured Party; provided, however, that Debtor shall be permitted to sell, lease, license, further encumber, destroy and/or remove the Collateral without prior notice to and without consent of Secured Party if and to the extent expressly permitted pursuant to the terms of the Lease Agreement.

7.7 Debtor will pay timely all taxes and levies against the Collateral before delinquency; provided that the failure to make any such payments shall not constitute a breach of this covenant unless the aggregate amount of such payments could reasonably be expected to exceed $100,000.

7.8 Debtor will not permit or allow any other lien, security interest or encumbrance whatsoever upon the Collateral, except for Permitted Liens and liens arising by operation of law to secure obligations not yet due and payable, and will not permit the Collateral to be garnished, attached or replevied unless the execution or other enforcement of the liens related to such garnishment, attachment, or replevin is effectively stayed and claims secured thereby are actively contested in good faith by appropriate proceedings.

7.9 Secured Party may examine and inspect the Collateral at any time during normal business hours and upon reasonable notice, wherever located.

7.10 Debtor will not use the Collateral or let it be used in violation of any applicable statutes, regulations, rules or ordinances, except to the extent that any such violation could not reasonably be executed to have a material adverse effect on the ability of Lessee to fulfill its obligations under the Lease Agreement.

7.11 No third-party financing statement or comparable assignment or memorandum covering the Collateral is on file in any state or local public office or with USCO or PTO, except for Permitted Liens.

7.12 [Reserved].

7.13 Debtor will permit Secured Party to inspect and examine Debtor’s books regarding the Collateral at any reasonable time during normal business hours and upon at least five (5) business days prior written notice to ascertain and verify actions taken or amounts due regarding the Collateral and the Obligations.

7.14 Debtor will refrain from any actions or communications which would impair, diminish, or threaten to affect the continued and future value of the Collateral, but excluding any actions or communications that are permitted pursuant to the Lease Agreement and except to the extent that any such actions or communications could not reasonably be expected to have a material adverse effect on the ability of Lessee to fulfill its obligations under the Lease Agreement.

8. Performance by Secured Party. At its option, Secured Party may discharge taxes, levies, liens or other encumbrances at any time placed on the Collateral, and pay for the maintenance and preservation of the Collateral should Debtor fail to do so. Debtor agrees to reimburse Secured Party on demand the reasonable, actual amount for any payment so made and until such reimbursement the amount paid by Secured Party will be added to the Obligations and bear interest at an interest rate of fifteen percent (15%) per annum until paid.

9. Default and Remedies.

9.1 A non-cured “Event of Default” under this Security Agreement will occur upon the occurrence and during the continuance of a non-cured Event of Default under the Lease Agreement which continues for a period of thirty (30) days after the receipt by Debtor of written notice from Secured Party; provided, that, if such default is curable and does not involve solely the payment of money, then, so long as Debtor is diligently pursuing such cure, Debtor shall have an additional thirty (30) days within which to effect such cure (not to exceed sixty (60) days, in the aggregate for such cure period). Upon and after any such non-cured Event of Default, Secured Party may, at its option and sole discretion, do any one or more, or any combination or all, of the following:

9.1.1 Declare the entire amount of the Obligations then outstanding due and payable at once;

9.1.2 Exercise any, all, or any combination of the rights and remedies of a secured party under the UCC or other applicable law, including the right to enter any place of business of the Debtor, without legal process, and take possession of and remove, or store and protect at the place of business, and thereafter administer, account for, and collect, the Collateral;

9.1.3 Require Debtor to assemble and relinquish any Collateral, and to make it available at the place designated by Secured Party;

9.1.4 Commence proceedings for foreclosure of this Security Agreement in the manner provided by law for the foreclosure of a real property mortgage; and

9.1.5 As secured party in possession of the Collateral, carry on the business of Debtor as a going concern.

9.2 Any requirement of reasonable notice of any disposition of the Collateral will be satisfied if such notice is mailed to the address of the Debtor designated herein at least thirty (30) days before the time of such disposition. Secured Party may dispose of Collateral without giving any warranty, express or implied, and warranties of title or otherwise may be disclaimed in any such disposition. In any disposition upon credit, Debtor will receive the benefit only of payments actually made by a purchaser and received by Secured Party. Secured Party may acquire Collateral by credit bid(s) at any disposition permitted under the UCC. Secured Party may, but has no duty to, notify and collect from any Account Debtors or other Obligors.

10. Nonexclusive Remedies. The remedies conferred by this Agreement are nonexclusive and cumulative of any other remedies now available or subsequently existing at law, in equity or by statute, regulation, rule or otherwise.

11. Reservation of Rights. No delay or forbearance by or on behalf of Secured Party in exercising any right, remedy, power or privilege under this Security Agreement (“Lender’s Rights”) will operate as a waiver of any such Lender’s Rights, nor shall any exercise or non-exercise of any particular Lender’s Right preclude any other or further exercise of Lender’s Rights pertaining to any current or subsequent default by Debtor. The taking of this Security Agreement will not waive or impair any other security that Secured Party may have or hereafter acquire for the payment of the Obligations nor will the taking of any such additional security waive or impair this Security Agreement. Secured Party may resort to any security it may have and apply proceeds of the Collateral in any order it may deem proper.

12. Expenses, Fees and Costs. If any Event of Default occurs, or Secured Party otherwise acts to protect its security interest in the Collateral pursuant to the terms of this Agreement, Debtor promises to pay all of the following costs and fees if incurred by or on behalf of Secured Party: (i) all reasonable expenses of retaking, holding, preparing for sale and selling of the Collateral, (ii) reasonable attorneys’ fees, (iii) all reasonable costs and expenses of collection, enforcement, interpretation or any foreclosure, whether or not suit is filed, and (iv) all costs of suit, each of which are to be determined by a court and not by a jury. “Suit” includes proceedings in courts of original, appellate and bankruptcy jurisdiction.

13. Waivers. No waiver under this Agreement is valid unless it is in writing and signed by the Party giving the waiver. A waiver of a particular matter or remedy does not waive a subsequent or similar matter or remedy. No waiver will excuse a Party from payment or the performance of its other obligations under this Agreement.

14. Attachment and Choice of Law. The Lease Agreement has been materially negotiated in the State and has been made and delivered in the State. All parties irrevocably consent and agree that the law of the State has attached to the Lease Agreement, this Security Agreement, and all Transaction Documents for all purposes of interpretation and enforcement thereof and this Security Agreement is governed by the laws of the State. The parties consent and submit to the nonexclusive jurisdiction of the courts of the State and the United States District Court for the District including the State, and to venue in Maricopa County, Arizona, concerning any action arising under the Loan, the Note, this Security Agreement, and any other Transaction Document, and the parties further waive any claim of forum non-conveniens or equivalent to such venue.

15. Construction. Captions and headings are for convenience and reference only and do not define, limit or affect the contents of this Security Agreement. References to “paragraphs” or “sections” refer to this Security Agreement unless stated otherwise. The terms “include” or “including” mean “without limitation by reason of enumeration.” All grammatical usage will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context and identity of any person(s) may require.

16. Severability and Interpretation. The invalidity or unenforceability of any provision of this Security Agreement does not affect the other remaining provisions. This Security Agreement will be construed as if it excluded any invalid or unenforceable provision, which will be severed from this Security Agreement. Whenever possible, this Security Agreement will be interpreted so as to be valid under applicable law, and will not be construed strictly in favor of or against any particular party, including any party who drafted or prepared this Security Agreement, but instead according to its plain meaning to give effect to its intended purposes.

17. Financing Statement. If filed or recorded, this Security Agreement will also be deemed to be a Financing Statement; a collateral assignment, grant or conveyance; and notice of assignment, mortgage or hypothecation.

18. Notices. Except as otherwise required by law, all notices under this Agreement will be in writing. Notices are deemed given and received (a) when personally delivered, (b) when received by facsimile or by overnight courier service, or (c) on the fourth Business Day after mailing by certified/registered U.S. Mail, return receipt requested. Notices will be addressed as follows:

To Debtor:	MagneGas Corporation
Attn: Chief Financial Officer
11885 44th Street North
Clearwater, Florida 33762

To Secured Party:	Point Financial, Inc.
Attn: President
3318 East Kachina Drive
Phoenix, AZ 85044

(or at any other address designated in a notice given by a Party to change its address). Rejection or refusal to accept, or the inability to deliver because of change in address as to which no notification has been given, will be deemed to constitute receipt if given as provided above.

19. Waiver of Jury Trial. Any lawsuit concerning this Agreement will be tried by the court, AND THE PARTIES EACH IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHTS TO ANY TRIAL BY A JURY (ADVISORY OR OTHERWISE).

20. Modification. This Agreement may be amended only by a written document signed by all the Parties.

21. Time. TIME IS OF THE ESSENCE FOR THE PERFORMANCE OF EACH PROVISION OF THIS AGREEMENT. If this Agreement requires any action to be performed on a date which is not a “Business Day” (a Saturday, Sunday or a state or federal legal holiday), such action will be validly performed on the next succeeding Business Day.

22. Parties Bound. “Debtor” includes the undersigned (individually or collectively) and all successors, assigns and personal or legal representatives, jointly and severally. “Secured Party” means such Party and its successors and assigns. Neither Party may assign this Security Agreement or any other Transaction Document except in connection with an assignment of the Lease Agreement, and as provided in the Lease Agreement.

23. No Third Party Beneficiary. This Agreement is solely for the benefit of the Parties (and any successors and permitted assigns) and does not confer any rights or remedies on any other persons.

24. Counterparts. This Agreement may be executed in identical counterparts, each of which upon execution shall be deemed an original, but all of which together will constitute one document. Partially executed signature or acknowledgment pages of any one counterpart may be combined with any other partially executed counterpart to constitute a fully executed original Agreement. Facsimiles of executed signature pages are effective as original signatures.

25. Incorporation of Recitals and Exhibits. The Recitals and all attached Exhibits and Schedules are incorporated as part of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DEBTOR:	SECURED PARTY:

MagneGas Corporation,	Point Financial, Inc.,
a Delaware corporation	an Arizona corporation

Ermanno Santilli, CEO	Michael J. O’Malley, President

***Signature Page to IP Security Agreement***

SCHEDULE 1 TO INTELLECTUAL PROPERTY SECURITY AGREEMENT

COLLATERAL DESCRIBED AS:

1. Debtor Intellectual Property